BUDA® JUICE

Redefining the Fresh Juice Category

Horatio Lonsdale-Hands
Co-Founder & CEO

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed initial public offering of common stock of Buda Juice, Inc. (the "Company"), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the registration statement initially filed with the SEC on August 26, 2025, for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2079720/000149315225012359/forms-1.htm

The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from MDB Capital, 14135 Midway Road, Addison, TX 75001, telephone +1 (945) 262-9010, community@mdb.com

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Forward-Looking Statements

This presentation contains "forward-looking" information. The information indicates expected future business and financial performance and financial condition. Forward-looking statements address matters that are uncertain. Forward-looking statements are not guarantees of future performance or financial condition, and are only based on management's current expectations, assumptions, estimates and projections about the Company and the industry segments in which the Company operate. The statements that are forward looking are subject to the risks and uncertainties that the Company will face, many of which are discussed in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, for the offering. You are urged to consider these risk factors in evaluating your investment in the Company.

The information contained in this presentation has been prepared to assist interested parties in making their own evaluation of the investment opportunity related to the Company and does not purport to be all-inclusive or to contain all of the information that a prospective investor may desire. In all cases, interested parties should conduct their own investigation and analysis of the data set forth in this presentation and the registration statement for the offering. The Company has not assumed any responsibility for independent verification of any of the forward-looking information contained in this presentation or the related registration statement, including projections and future events and assumptions on which the projections and future events are based. None of the Company or their respective affiliates and representatives makes any representation or warranty (expressed or implied) as to the accuracy or completeness of the forward-looking information contained in this presentation and the related registration statement. Those parties or entities expressly disclaim any and all liability based on or relating to any representations or warranties (expressed or implied) contained in, or errors or omission from, this presentation and the related registration statement or based on or relating to the recipient's use or the use by any of its affiliates or representatives of this presentation or the related the registration statement or any other written or oral communications transmitted to the recipient or any of its affiliates or representatives in the course of its investment evaluation related to this investment opportunity.

The offering will be made only by means of a prospectus forming a part of the registration statement on Form S-1 relating to these securities that has been filed by the Company with the U.S. Securities and Exchange Commission. The securities offered by the Company are highly speculative. Investing in the shares of common stock of the Company involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that an investment in the Company common stock could be illiquid for an indefinite period of time.

Prior to this offering, there has been no public market for the shares of common stock of the Company. The Company has applied to list its shares of common stock on the New York Stock Exchange, sometimes referred to as "NYSE." The listing will not be approved until the time of the offering. No assurance can be given that the application will be approved or that an active trading market for the shares of common stock will develop. The Company will not consummate and close this offering without a listing approval letter from NYSE. If the Company does not receive a NYSE listing approval, they will terminate the offering.

Listing securities entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. If the Company is unable to satisfy these obligations, of which there can be no assurance, the common stock may be delisted. For additional information on Buda Juice, Inc. and the offering, please review the current registration statement on Form S-1 (# 333-289874) that can be found at the following location EDGAR Entity Landing Page (sec.gov). This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, not will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

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Vision

Buda Juice has pioneered new beverage category: **UltraFresh™** — redefining what fresh means for consumers.

Mission

Our mission is to make **UltraFresh™** new standard in every grocery store across US, bringing consumers cold-crafted beverages always fresh, never processed.

BUDA
JUICE

4

Our story began with two friends, one juicer, and a fridge in a coffee shop...

March 2014
BUDA JUICE
GREEN JUICE
RED JUICE
$6.25
$10.00
BUDA JUICE
Our 1st Customer, Theresa

5

We started opening Buda retail stores, then a Costco buyer called...

DAIRY
Costco Tasting

After Costco, we met with H-E-B....
and the next chapter of Buda Juice
began...

6

Challenge of FRESH

Consumers want FRESH in Produce but...

Beverage shelves are lined with pasteurized, HPP, and UV products

Retailers want FRESH but...

Most available beverage products are pasteurized & in-store juicing is labor-intensive, difficult and expensive

Opportunity

Buda Juice has pioneered **UltraFresh™** beverages that resonate with consumers & retailers

7

In-Store Juicing: A Broken System

Inconsistent Quality — Flavors and freshness vary store-to-store, eroding trust

Hygiene Burden — Clean rooms, certifications, and compliance add cost and complexity

Operational Headache — Extra space, equipment, and constant maintenance required

Labor-Heavy & Expensive — High training needs and oversight strain margins

High Waste = High Costs — Spoilage and inefficiency make the model unsustainable

> Consumers crave **authentic, fresh flavor** — juice that tastes like nature intended.

Buda Juice is using FRESH PLAYBOOK

Same model as Country Fresh* but for fresh beverages also in produce departments with fresh-cut fruits & veggies

Proprietary cold chain delivers UltraFresh™ with a 8–12 day shelf life

Buda Juice positioned to become national leader in Fresh Juice...

Country Fresh is national leader Fresh-Cut

*Country Fresh = A leading producer and distributor of freshly cut fruits and vegetables

9

What is UltraFresh™?

- **Continuous 35° cold chain**
- Full food safety certification
- **No pasteurization, HPP, or UV**
- Promise of 8-12 day shelf life
- **Centralized production**
- Consistent high quality

10

UltraFresh™ vs.

#		Shelf Life	Key Players	Alters Taste
1	UltraFresh™	8-12 days	Buda Juice	
2	Heat Processing	60+ days	Tropicana, Minute Maid, Simply	✓
3	High Pressure Processing (HPP)	30+ days	Suja, Naked, Bolthouse	✓
4	UV-filtered	14+ Days	Solti	✓
5	In-store juicing	Daily	Select Grocery Stores	

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UltraFresh™ Perfect Fit for Produce

- **Short shelf life, just like fruit**
  Buda Juice: 8-12 days
  Cut Fruit: 7-8 days

- **Same department…**
  Same supply chain
  Distributed through produce - seamless for retailers

- **Consumer demand for fresh**
  Shoppers in produce already seeking "fresh" solutions

- **Category synergy**
  Juices and fruit reinforce each other - one stop for freshness and health

BUDA JUICE®
RAW. ORGANIC. REAL.
BUDAJUICE.COM

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Fresh35° ™

Farm-to-Fridge Cold Chain

End-to-end proprietary cold chain ensures integrity of fruit and cold-crafted beverages

Freshly-picked fruit loaded onto refrigerated trucks, brought to our 35°F state-of-the-art facility where we cold-craft our juice, bottle and ship to customers all using 35°F cold chain

Scalable cold chain allows us to distribute our UltraFresh™ products nationwide

35°F

BUDA FRESH
Fresh LEMONADE
BUDA FRESH
STRAWBERRY LEMONADE
BUDA FRESH
Fresh LIMEADE

cold chain

13

Ultra-Fresh™ Expands Market by Turning Fresh Juice into a Household Staple

2024 U.S. Mkt - $55.5B

Lemonade
4.6%
Juice
95.4%

2033 U.S. Mkt - $77.5B

Lemonade
5.5%
Juice
94.5%

- **Consumers are ready** for ultra-fresh juice, **but can't find it**
- When fresh juice is widely available, it becomes a staple - every fridge, every household
- **Millenials and Gen Z** are driving demand for clean-label, authentic beverages

Making Ultra-Fresh™ widely available turns unmet demand into mass adoption

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UltraFresh™ is NOW

Consumers are ready for clean and fresh

Retailers are ready for clean and fresh

BUDA JUICE®

BUDA FRESH™

- *Always UltraFresh™*
- *Always Cold-Crafted*
- *No GMOs, No Preservatives*
- *No Sweeteners*
- *Scalable + Retail Friendly*

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Why Buda can lead this category

Barriers to Entry:

- Substantial capital needed to build cold-chain facility
- Extensive expertise built into hi-tech enhanced innovations that push Buda ahead of the competition

Competitive Advantages:

- Long-term relationships with citrus producers that offer continuous supply and lowest pricing available
- Already established relationships with retailers via Buda executives with decades of experience

16

Buda Product Evolution

Cold-Crafted UltraFresh™

Buda Stores

1

BUDA JUICE
RAW ORGANIC REAL

Buda Wholesale

2

3

BUDA FRESH
BUDA FRESH
BUDA FRESH
BUDA FRESH
BUDA FRESH

4

PRIVATE LABEL

17

BLUE ALGAE SHOTS
B12 FOCUS
BUDA JUICE

BUDA JUICE

USDA Organic
Glass-Bottled
Wellness Shots

BUDA FRESH
LIMEADE
BUDA FRESH
STRAWBERRY LEMONADE
BUDA FRESH
LEMONADE
BUDA FRESH
CHERRY LIMEADE
BUDA FRESH
WATERMELON LIMEADE

BUDA FRESH

Conventional
Lemonades + Limeades
+ Citrus Juices

PRIVATE LABEL

Conventional + Organic
Lemonades + Limeades
+ Citrus Juices

18

Buda Juice Growth

	Plant Size (sq ft)	Production Capacity
2014	500	$500,000
2015	11,000	$4,000,000
2020	22,000	$10,000,000
2025	38,000	$20,000,000
*2026	38,000	$55,000,000

*Projected Capacity by Q3 2026

19

Automation Drives 9x Cost Efficiency

Labor Cost per Oz
$0.100
$0.075
$0.050
$0.025
$0.000
$0.091
$0.076
$0.055
$0.030
$0.022
$0.014
$0.012
2018
2020
2021
2022
2023
2024
2025

- Automation delivers efficiency at scale with fewer resources
- Lower costs = higher margins
- Production costs cut by ~85% since 2018

20

BUDA JUICE

BUDA FRESH

Available in Texas at Select Retailers

H-E-B

Kroger

Costco Wholesale

Brookshire Brothers

21

Expansion Reaches 180M Consumers by 2027

BUDA JUICE
BUDA JUICE
BUDA JUICE

2026: 75M* consumers

2027: 60M* consumers

2025: 45M* consumers

*Estimated Number of Consumers

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Bryan Herr - Executive Chairman

Co-founded Country Fresh (“CF”)

Took a commodity apple → built a $400M value-added company

Sold Country Fresh to PE in 2017

Bought Company back in 2021, out of bankruptcy, when losing $35M

With Doug as CEO, CF now highly profitable again

CF (+ sister companies) have 11 plants nationwide generating $600M p/yr

Customers include almost all major national and regional retail players, including Walmart, Kroger, Wegmans, H-E-B, Publix & Target

Country Fresh is one of largest players in fresh-cut fruits & veggies with proven FRESH PLAYBOOK

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Buda Juice - Officers

Horatio Lonsdale-Hands - Co-Founder, CEO & Director

40+ years in food & beverage, telecom, and hospitality. Co-founded ZuZu (coined “fast casual”), former Executive committee Arby’s. Co-founded AGC.

Bryan Herr - Executive Chairman & Director

Co-founded & former CEO of Country Fresh, scaled to 9 plants serving Walmart, Kroger, Publix; 40+ years in fresh food. Investor and advisor across multiple food businesses.

Clint Bowers - CFO

Ex-VP Finance of Borden Dairy ($2B). 20+ years in finance, CPA, founder of Smart Business Concepts.

Karina Farquharson - VP Marketing & Data Analytics

20+ years in marketing and analytics (Neiman Marcus, Capital One). Holds IMC master’s from Northwestern; expert in premium retail and consumer insights.

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Buda Juice - Board of Directors

Donald Short - Independent Director

Former President & CEO of Minute Maid (Coca-Cola, $8B division); ex-CEO & President Coca-Cola India, Middle East & Africa. Brings extensive juice and beverage expertise.

Marie Quintana - Independent Director

Former EVP & CMO of Tenet Healthcare; ex-SVP at PepsiCo in multicultural marketing. Nationally recognized Latina executive and experienced board leader.

Doug Burris - Independent Director

CEO of Country Fresh; ex-senior executive at H-E-B. 37+ years in fresh food and grocery retail operations.

Bernard Lucien Nussbaumer - Independent Director

Co-Founder of Buda Juice; 30+ years in media, production, and environmental ventures. Co-Founder of Plan T sustainability nonprofit.

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Buda Juice - A Different Kind of IPO

- **Category leader in UltraFresh™**
- Strong Revenue Growth
- **Profitable (for last 3+ years)**
- Zero debt
- **Cash in the bank $1.5M+**
- Plus $3M (unused) line of credit

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Buda Juice - A Different Kind of IPO

Revenue

$5.6M
(2022)

→

Revenue

$11.2M
(2024)

→

41.8% CAGR
(2022 to 2024)

Net Income

$766.6K
(2022)

→

Net Income

$3.6M
(2024)

→

115% CAGR
(2022 to 2024)

IPO to expand nationwide

(not to support losses, overhead and/or payoff debt)

27

Use of Proceeds

- $10M to develop and build production plant in South Carolina and Arizona
- $5M for continuing capex in Dallas plant, marketing and working capital

28

Buda Juice IPO Summary

BUDA
JUICE

+ $20M Offering
    + $15M Company Proceeds
    + $5M Selling Shareholder
+ Price and Valuation TBD
+ Expected Closing End of October 2025
+ Proposed Ticker: BUDA
+ Management believes IPO qualifies for Section 1202/QSBS exclusion*

*You should consult your own tax, legal and accounting advisors before engaging in any transaction.

Prior to this offering, there has been no public market for the shares of common stock of the Company. The Company has applied to list its shares of common stock on the New York Stock Exchange, sometimes referred to as "NYSE." The listing will not be approved until the time of the offering. No assurance can be given that the application will be approved or that an active trading market for the shares of common stock will develop. The Company will not consummate and close this offering without a listing approval letter from NYSE. If the Company does not receive a NYSE listing approval, they will terminate the offering.

Listing securities entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. If the Company is unable to satisfy these obligations, of which there can be no assurance, the common stock may be delisted. For additional information on Buda Fresh and the offering, please review the current registration statement on Form S-1 (# 333-289874) that can be found at the following location EDGAR Entity Landing Page (sec.gov).

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Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated September 12, 2025

Relating to Preliminary Prospectus dated August 26, 2025

Registration Statement No. 333-289874

Buda Juice, LLC IPO Presentation – Recorded live on September 4, 2025

This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333- 289874), as amended (the “Registration Statement”), that Buda Juice, LLC. (“Buda”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On September 12, 2025, Buda reposted on its investor relations website the video entitled “Buda Juice IPO Investor Presentation”. Transcripts of the video are set forth below.

Except as set forth below, information on, or accessible through, Buda’s website is not part of or incorporated by reference in this free writing prospectus, nor is it part of or incorporated by reference in the preliminary prospectus or Registration Statement.

You should consider statements in the video as set forth in the transcript below only after carefully evaluating all of the information in the preliminary prospectus contained from time to time within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the “Risk Factors” described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

Video Presentation: https://vimeo.com/1117589654

SPEAKERS

Horatio Lonsdale-Hands, Chris Marlett

Horatio Lonsdale-Hands 00:00

So we have a little slideshow presentation. So let’s get started here.

Horatio Lonsdale-Hands 00:05

Oh, there we go. So if you could all take the time to read this, the forward-looking statements, perhaps at your own convenience.

Horatio Lonsdale-Hands 00:19

So the vision so we’ve pioneered at Buda juice a new category. We call it UltraFresh. We’re redefining the way people look at fresh. Our mission is to put

Horatio Lonsdale-Hands 00:33

UltraFresh in every grocery store in America,

Horatio Lonsdale-Hands 00:37

and we’re going to show you how we do this. So the story began with two friends, that’s Bernard, who’s sitting over there, who’s my co founder, and myself and a little juicer,

Horatio Lonsdale-Hands 00:52

and we created these little juices in 16 ounce bottles, all organic and fresh and delicious, and we put them in a little fridge in a coffee store in Plano to see if people would pay $12, $14 for a bottle of juice. And they did. In fact, this is our first customer, Theresa, and she bought six of them. And so after a few weeks, we saw what people really wanted, this juice, even though it was well, nicely priced, and so we decided to start our own store. So we started in West Village, our own little retail store.

Horatio Lonsdale-Hands 01:34

And basically we

Horatio Lonsdale-Hands 01:38

decided to open up more stores. And then I got a call from a Costco buyer. They said, You know, we’ve heard all these yoga mamas and all these soccer moms talking about your juice,

Horatio Lonsdale-Hands 01:54

please. Would you come and do a presentation? So I went in and presented our beautiful juices, and they loved them.

Horatio Lonsdale-Hands 02:02

And I said, Would it be possible to do a road show? And a road show in Costco is a very privileged affair. Costco is a very exclusive member club. They have 3500 SKUs. It’s very hard to get into and doing a road show is really exciting. So we were invited to the roadshow. We brought in orange juice, organic orange juice, grapefruit juice, and

1

Horatio Lonsdale-Hands 02:31

in our first roadshow, in which is Thursday through Sunday, we sold over $15,000

Horatio Lonsdale-Hands 02:39

worth of orange juice, which obviously blew us away and blew them away. They were thrilled. They said, that is fantastic, but we already have Tropicana. We already have Kirkland. We do not need another orange juice. I said, Yes, but

Horatio Lonsdale-Hands 02:56

you’re selling that at seven cents an ounce, and we’re selling ours at 25 cents an ounce. And we noticed a lot of people putting, you know, the less expensive product back and picking up the fresh they said, We understand, but we can’t change what we have. Can you come up with something else? So we came up with some Buda juice shots, so we have turmeric and ginger in a 10 pack, especially for Costco, and we did a road show. In this picture, you see a little road show in Costco in Dallas.

Horatio Lonsdale-Hands 03:29

Actually, this is in West Plano, and the two little boys there, one is Horatio, one is August, two of my oldest boys. And basically Horatio has he’s allergic to gluten. He’s also allergic to artificial colors, artificial flavors.

Horatio Lonsdale-Hands 03:49

And so we created all these wonderful products that were clean, clean for him and clean for anyone that wanted an alternative to processed foods and processed beverages.

Horatio Lonsdale-Hands 04:03

And the Costco loved our road shows. We did about 12 of them. I’ve done 500 hours personally in Costco.

Horatio Lonsdale-Hands 04:11

I love Costco, and I love the culture they have. And then they invited us to put these, these shots, in their Dallas warehouse when they opened the Dallas warehouse, and that was eight years ago. We’re still in the same warehouse, and that is unheard of for Costco, because they rotate, as you know, in and out, in and out, in and out, little treasure hunting so for us to be eight years in a Costco is brilliant. Then through Doug Burris, who’s sitting here as one of our directors. He’s the CEO of Country Fresh. He and Bryan Herr, who is

Horatio Lonsdale-Hands 04:52

the founder of Country Fresh, they put us in front of their friends at HEB, and HEB loved the shots.

Horatio Lonsdale-Hands 05:00

And basically, a few months later, we started selling the shots to HEB. So it was like, Well, why would we open, continue opening Buda retail stores, when we can be in other people’s real estate with all the foot traffic they have, I think HEB has more traffic in one month going through their stores than the entire year at Disney World. I mean, it’s crazy. The amount of foot traffic, the same with Costco. So we decided to not renew any of the leases, not open any more stores. And then we got hit with covid. So it was kind of like, okay, well, let’s, let’s close all the stores. And so we got into wholesale.

2

Horatio Lonsdale-Hands 05:41

So there is a big challenge in the fresh juice market.

Horatio Lonsdale-Hands 05:45

Everything out there on the shelves you have, like, you go to any of the supermarkets, you’ll see, maybe, you know, eight feet of, you know, five shelves of refrigerated juice. Almost all of it is HPP or UV or pasteurized, and it’s very hard for the buyers of the retailers to find fresh juice, and it’s even harder for the customers to find it. So we really pioneered the UltraFresh because there is a need for it, and it resonates with consumers and retailers,

Horatio Lonsdale-Hands 06:17

so they can do in store juicing, but in in store, juicing is extremely expensive, very complicated, labor intensive, and there’s lots of training. And of course, you got all the city health policies you got to go. There’s equipment that breaks down all the time, heavy maintenance. It’s really not, not very good way of doing it. And most of the grocery chains have actually tried it and have stopped doing it. There are a few still doing it.

Horatio Lonsdale-Hands 06:49

So Buda Juice really has what we call the fresh playbook. We have the same model as Country Fresh, which is the leader in freshly cut fruits and veggies that you see across the nation. And we’re doing basically a proprietary cold chain delivery with an 8 to 12 day shelf life, and we’re positioned to become the national leader, just like Country Fresh is the national leader in freshly cut.

Horatio Lonsdale-Hands 07:16

So what is UltraFresh? Well, UltraFresh is basically 35 degree cold chain from all the way from farmer to the end consumer. You have to we are full food safety. So we have SQF certification with annual audits. We have juice HACCP and Kosher certified. We are USDA certified, and we have no pasteurization. Everything we do is fresh, no HPP, no UV and we have an 8 to 12 day shelf life. And what’s very important, we have centralized production. So out of our plant here in Dallas, we deliver all Texas and regional,

Horatio Lonsdale-Hands 07:59

and we’re able to deliver consistent high quality, which is just imagine 300 different grocery stores trying to do it and consistent and safely. It’s very difficult we deliver that high quality to all the grocery stores.

Horatio Lonsdale-Hands 08:15

So here’s a little table about what is UltraFresh. So UltraFresh is fresh all the rest, except for the in store juicing, and we just talked about that is pasteurized. So you have heat pasteurization, you have HPP. The difference is subtle but elegant. It’s a marketing term, really, because heat processing was created by Professor Pasteur in Paris. At the same time, this colleague, Professor Pascal, created pascalization, otherwise known as HPP.

Horatio Lonsdale-Hands 08:48

One crushes the bottle and brings it up to room temperature. The other heats it up to 170

Horatio Lonsdale-Hands 08:55

both of them are really pasteurized. Then you got UV also pasteurized. It takes out the nutrients, takes out the enzymes, doesn’t taste as good. You have enough to taste. There’s really nothing to beat fresh.

3

Horatio Lonsdale-Hands 09:12

So UltraFresh is really the perfect fit for produce. We’re in the produce department,

Horatio Lonsdale-Hands 09:19

and we have an 8 to 12 day shelf life. Freshly cut fruit has seven to eight days. So it’s we’re very aligned on timeline with that. Also the same department, same supply chain, logistics, refrigerated trucks. And of course, the consumers can go to the produce department and get the freshly cut fruits and the fresh lemonades or fresh citrus.

Horatio Lonsdale-Hands 09:43

So we have great synergy between the fresh juices and

Horatio Lonsdale-Hands 09:48

the freshly cut veggies.

Horatio Lonsdale-Hands 09:50

So we have what we call Fresh 35,

Horatio Lonsdale-Hands 09:54

farm to

Horatio Lonsdale-Hands 09:57

all the way through to the fridge, the consumer fridge.

Horatio Lonsdale-Hands 09:59

Yeah. Now what this means is we, we have hand-picked

Horatio Lonsdale-Hands 10:07

fruit from the trees, so we take nothing at all from the ground. It’s all certified that is tree picked fruit,

Horatio Lonsdale-Hands 10:15

and then it goes into a cold storage, into a large reefer, where it’s delivered to Buda juice comes into our dock. Our dock is 35 degrees.

Horatio Lonsdale-Hands 10:28

The fruit comes in. We check the temperature of the fruit, we check the brix, we check the pH levels, size of the fruit, type of fruit, and then we put it in our cold, raw, raw produce room,

Horatio Lonsdale-Hands 10:44

and then when it’s ready to juice it, which is typically the next day or two, it goes into our culling belt, where we have

Horatio Lonsdale-Hands 10:53

people checking that every fruit is perfect.

Horatio Lonsdale-Hands 10:57

And by the way, we’ve now created an AI, and we put in the cameras, and we’re working on putting a robot in so we can take that labor away and make it quicker. So if you think there’s some lemons, limes, they’re not really they’re little broken, or they don’t look perfect, the AI takes them out. Right now, we have a couple of ladies doing that. Then it goes into our sanitizer tank,

4

Horatio Lonsdale-Hands 11:24

where we have basically a wash system, and it’s all agitated. Then it goes up the conveyor belts into our juices. Now, most people juice when you’ve probably all heard of cold press, right? Cold Press juice, well, cold press is where you basically press it like this cold press. So when you press it, the juice goes down into a little bag, or through a bag into a pan. And also you’ve got the outside oils. You’ve got the outside of the taste of the rind, also goes into that juice. What we do when it goes into our juices, they’re extractors. So they extract the juice. You don’t get any of the peel, so you get the pure taste of the orange or the lemon or the lime. And then it goes into our bottling line, where it’s all filled then boxing then it’s palletized. It’s all at 35 degrees, still at 35 degrees, and it goes down the hallway all the way to the finished

Horatio Lonsdale-Hands 12:26

product room, which is kept at 33 - 34 degrees. And then when it’s time to ship it out, which is the same day or next day, we have the truck come into the loading dock. It’s 35 degrees in our loading dock. We open the door to the truck, and we inspect to make sure it’s 35 degrees. And if it isn’t, we don’t put it in until it is. Then we put our pallets in, and then it goes to our customers,

Horatio Lonsdale-Hands 12:51

and they have the same system. They check every pallet, they dip it in, check the temperature, make sure it’s less than 40 degrees. From there, goes to their distribution system, into their stores, into the customer’s fridge, and then they have 8 to 12 day shelf life on those products. So it’s definitely scalable. And right now we’re doing all around Texas, and we propose to the same thing nationwide. Now the UltraFresh market is interesting, because right now, we’re the leaders. There’s no one else doing what we’re doing,

Horatio Lonsdale-Hands 13:26

and we found a way to scale it. But the beverage market for juice and for lemonade is massive, so we have consumers ready for this product, and we have a way to get them the juice, but they can’t find it because it’s not available, except in select retailers here in Texas.

Horatio Lonsdale-Hands 13:47

So we feel that we have a huge pipeline of customers waiting for the product that we can feed our products into.

Horatio Lonsdale-Hands 13:58

So UltraFresh is now. Consumers want clean and fresh. Retailers want clean and fresh. And even the US policy now

Horatio Lonsdale-Hands 14:07

is doing away, as you may all have read, they’re doing away with artificial flavors, colors, dyes, sweeteners, all that stuff. We’re already doing the UltraFresh we’re already doing cold crafted, no GMOs, no preservatives, no sweeteners.

Horatio Lonsdale-Hands 14:24

I just read in The Wall Street Journal recently that

Horatio Lonsdale-Hands 14:28

the CDC is quoted as saying that 55%

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Horatio Lonsdale-Hands 14:33

of all the calories consumed with Americans from the age of one up,

Horatio Lonsdale-Hands 14:41

is from ultra-processed food. I mean, this is scary, scary, scary, and so we’re already doing it the clean way, the right way, so we’ve got, you know, the consumers want it, the retailers want it, and now we’ve got the government behind it. So this is really perfect timing. So.

Horatio Lonsdale-Hands 15:00

So what are the barriers? Well, we spent a lot of time, 12 years, lot of intellectual capital, a lot of real money, millions have gone into this to build this

Horatio Lonsdale-Hands 15:11

proprietary cold chain, and we have extensive experience also with putting all this innovation into our facilities.

Horatio Lonsdale-Hands 15:21

We have long term relationships with all the citrus growers, both in the US and Mexico.

Horatio Lonsdale-Hands 15:27

And we have, of course, through Doug, through Bryan and myself, we have long term relationships with a lot of the retailers nationwide. I would say Doug and Bryan have all the retailers nationwide.

Horatio Lonsdale-Hands 15:41

So we’ve evolved from

Horatio Lonsdale-Hands 15:44

a little 16 ounce bottle glass organic kale, spinach, parsley, lemon, Apple, cucumber, celery, ginger, something I love, but not for the mass market, to Costco and HEB having our little Buda shots. And by the way, we have the shots over here for you to taste. They’re organic, they’re fresh, they’re delicious. We have Jovanny over there. Put your hand up. He’s our plant manager. He’s been with us for 12 years, and Reeve, he’s been with us for 10 years, and he runs our Kroger account,

Horatio Lonsdale-Hands 16:22

and then we have Dale over there. He’s our roaming ambassador as well.

Horatio Lonsdale-Hands 16:27

So we then went from the little shots, and we created a new line of products, which we call Buda Fresh. Buda Fresh is, is plastic, it’s conventional, it’s lemonade, limeades, fresh citrus orange juice, lemon juice, lime juice, and so on. And then from there, we got into the private label. The Private Label is key, because if you get a private label, you’re typically doing two to three times what any branded product does. So from a from a grocery store, they love a great private label, because it rocks and rolls compared to everyone else. And of course, they give that all the marketing, and it’s a great way of developing a business.

Horatio Lonsdale-Hands 17:14

So we have here the three product lines. We have Buda Fresh in the middle, which is what we’re just talking about. We’ve got Buda juice, the organic and then the private label. Private Label is a line of lemonades. We have lemon juice for in store, lemonades, they want to do it on food products. We have lime juice for guacamole. And on the shelf, we have,

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Horatio Lonsdale-Hands 17:39

of course, all the orange juice and grapefruit juice, both organic and also conventional.

Horatio Lonsdale-Hands 17:47

So

Horatio Lonsdale-Hands 17:48

the growth is interesting. In 2014

Horatio Lonsdale-Hands 17:52

we had 500 square feet in West Village. That was our kitchen, and we had a capacity of 500,000

Horatio Lonsdale-Hands 18:00

Bryan Herr, who you’ll hear about in a bit. He came along, became an investor and strategic partner, and he said, You can’t juice out of a kitchen like this. You got to build a plant. So in 2015 we built our first plant. It was 11,000 feet on Dragon Street, and we built a capacity of four, 4 million a year. And then 2020

Horatio Lonsdale-Hands 18:23

we took over the space we’re in now, which is 22,000 feet, and we had a capacity of 10 million. Then this year, we increased the space to 38,000 put in some more enhancement, got the capacity to 20 million, and by the first quarter of next year, we’ll have it up to 55 million with the new coolers we’re building and some new pieces of juices and fresh line to come in.

Horatio Lonsdale-Hands 18:49

I know most investors want the charts to go up, but I think this one is good, even though it’s going down because we were at almost 10 cents an ounce of labor cost in 2018 in 2025

Horatio Lonsdale-Hands 19:04

we’re just around a penny an ounce, 85% improvement in margin. And that’s a great example of what automation can do and what high volume can do. And we think that we will continue to see that improvement happen because of all the volume picking up and all the automation coming in,

Horatio Lonsdale-Hands 19:30

these are some of our customers in Texas. We have HEB, Costco, Kroger, and Brookshire Brothers. We’re going to continue

Horatio Lonsdale-Hands 19:39

growing with other customers and we’re bringing other customers on board. We’re going to continue growing in this market. It’s a huge market, although, as you may or may not know, Texas is the most competitive grocery market in the country.

Horatio Lonsdale-Hands 19:53

And then we want to grow with these customers to the East Coast.

Horatio Lonsdale-Hands 19:58

And so we’re.

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Horatio Lonsdale-Hands 19:59

Right now 2025 we’re servicing basically Texas and surrounding states. In next year, we’re going to do a plant in South Carolina, and we’ll be able to service the Eastern Seaboard. And then in 2027 do the Western Seaboard. We want to take what we’ve done here so successfully and export it to

Horatio Lonsdale-Hands 20:23

other parts of the country.

Horatio Lonsdale-Hands 20:27

So back to Bryan Herr. He’s our executive chairman. He couldn’t be here this evening. He had a family trip planned. He’s in Alaska right now, and he couldn’t change at last minute. So, but he’s an interesting character. He took an apple,

Horatio Lonsdale-Hands 20:42

sliced it up, put it in a basket,

Horatio Lonsdale-Hands 20:46

and basically pioneered the freshly cut business, and built a company, you know, into a $400 million a year company, and then he sold it to PE

Horatio Lonsdale-Hands 20:58

and in 2017 2021 he bought it out of bankruptcy,

Horatio Lonsdale-Hands 21:04

but it was losing 35 million and then Doug Burris, who basically also was a partner with Bryan in the previous Country Fresh, before it went bankrupt, he became the CEO and turned it within a year to a profitable company again, and now it’s mega profitable again. And the sister company and Country Fresh, they have over well, they have 11 plants around the country. They have over $600 million a

Horatio Lonsdale-Hands 21:32

year revenue, and they’re still growing. They have the who’s who of customers, Walmart, Wegmans, HEB, Publix, Target, and Kroger, and they’re one of the largest players in the freshly cut fruit, and that’s the same book. We’re using fresh juices next to freshly cut fruit. They’ve proven the model over the last 30 years. So we’re using all that capital, all that intellectual, knowledge and expertise, and we’re bringing it to Buda Juice. So

Horatio Lonsdale-Hands 22:07

you know a little bit about myself and Bryan. Then we have Clint, who’s over there, he’s our CFO and Karina. And then we have an amazing board of directors. I’m so honored to have them on our board1. We have Don Short, who is over there. He’s the former president, CEO of Minute Maid worldwide. Minute Maid is the largest juice company in the world, and he’s the ex-CEO and President of Coca-Cola in India, Middle East and Africa. So he brings amazing experience, beverage experience, grocery experience and juice experience for us. And of course, we have Marie, Marie Quintana there, and she did the same thing when she was with PepsiCo with Tropicana. She’s also written a book, and she’s on TV shows, and she’s the Latina celebrity and a great board director for us too. Doug Burris, CEO, Country Fresh, and also he had many years as a senior executive with HEB so he knows all about the grocery retail and all about the fresh food business. And then we have my co-founder, Bernard Nussbaumer, who’s been an extraordinary friend and a major supporter of mine, and there’s nothing he wouldn’t do for Buda Juice, and has been an amazing partner. So I couldn’t be happier or more honored to have him as my co-founder.

1 Donald Short, Marie Quintana, and Doug Burris will join the board of directors. As of the date hereof, they are director nominees.

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Horatio Lonsdale-Hands 22:55

For starters, we are the category leader with UltraFresh, we have strong revenue growth.

Horatio Lonsdale-Hands 23:44

We’re profitable. We have three years of profit.

Horatio Lonsdale-Hands 23:48

We have no debt. We have cash in the bank,

Horatio Lonsdale-Hands 23:53

and we have a line of credit with Amegy for $3 million

Horatio Lonsdale-Hands 23:57

which is unused. We did actually use it when we were losing money when we had our retail stores, we used it all up and more, and then when we started becoming profitable, we paid it all back. So now it’s available.

Horatio Lonsdale-Hands 24:12

So on our revenue side, we have 41% plus compounded annual growth rate from ‘22 to ‘24

Horatio Lonsdale-Hands 24:22

and what’s interesting here to see the difference, the net income has gone 115%

Horatio Lonsdale-Hands 24:28

compounded annual growth rate up to 3.6 million last year, and that’s because of the automization and the volume, and that will continue to increase.

Horatio Lonsdale-Hands 24:39

So we do not need to do an IPO

Horatio Lonsdale-Hands 24:44

to pay off debt,

Horatio Lonsdale-Hands 24:47

to pay off or pay for our corporate overhead, or fund all the losses going forward until we eventually make money. We’re already profitable. We already have

Horatio Lonsdale-Hands 25:00

Cash in the bank, and we already have a proven track record. We need money to expand nationwide. And I’ve had many discussions with Chris about why we need to do an IPO versus private equity, versus just staying where we are. And he convinced the board and myself that if we really want to be nationwide, and we want the awareness. There’s no better vehicle to build on than being a public company. If you’re the real deal, it’s the best way to go, and also it’s great for shareholder value down the road.

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Horatio Lonsdale-Hands 25:38

So we have Use of Proceeds is 10 million to develop and build production plant in South Carolina, Arizona, and another 5 million for continuing the Dallas plant updates, improvements, enhancements, marketing, and then we have working capital as well.

Horatio Lonsdale-Hands 25:57

So the next slide, I think, Chris, where are you? Oh, yeah, I think the next one is yours.

Chris Marlett 26:04

Okay, all right, so,

Chris Marlett 26:07

so basically, you know, I talked about earlier, for those of you that were here earlier,

Chris Marlett 26:13

there’s we started looking at all these companies, and how do you value, how do you value this company, right? And, and he and I battled a little bit where, you know, he won, you know, we but, but we won for one big reason. These small, rapidly growing,

Chris Marlett 26:35

profitable public companies are being valued at very high valuations today, and that’s the whole reason to for some of these companies go public. Now we like to present asymmetric upside as well, right? So when you look at the asymmetry, the upside,

Chris Marlett 26:52

all this goes back to what I remember happened with Monster beverage and what we’ve experienced with category leaders. This company should be coveted in the public market. I mean, there’s, there are no small, dynamic category killer leading growing public companies in the US right now. It’s it, but I think that’s going to change, and I think that Buda is going to lead the way

Chris Marlett 27:17

for all these companies to want to come public again. And so we’re super confident that this company is going to have a really fantastic public reception. There’s going to be he says, you know, we’ve got the emails of 40,000 customers. I can tell you, every one of those customers are going to want to buy stock. After you guys taste the juice, you’re going to see why. And so we’re super excited. We think that this company could be, you know, again, a really substantive company.

Chris Marlett 27:47

You’ve got an unbelievable team, obviously, you’ve got a luminary board, and, you know, Doug, Doug with, you know, his experience and getting into Walmart and Publix and all these kind of places,

Chris Marlett 28:00

this is going to be quite amazing. When you guys are, when you guys go to HEB locally, and a few of the Kroger stores that they’re now in,

Chris Marlett 28:07

it’s not with all those other juices, it’s in the produce section. They’ve got their own refrigerators. Everybody understands that this is different, right? And so this is going to be, it’s going to be quite a, quite a ride, I can tell.

Chris Marlett 28:22

So I’m super excited for

Chris Marlett 28:27

to be and privileged to be on the front end of and also that Horatio and Bernard and the shareholders and board of the company are trusting that the MDB can represent, represent you well in the public markets, and so we’re, you know, we’re super excited. So, yeah.

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Forward Looking Statements

The video contains estimates and forward-looking statements. All statements other than statements of historical facts contained in the video may be forward-looking statements. Statements regarding Buda’s future results of operations and financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible,” and similar words are intended to identify estimates and forward-looking statements. Buda’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although Buda believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties and are made in light of information currently available to Buda. Many important factors may adversely affect Buda’s results as indicated in forward-looking statements. Moreover, Buda operates in an evolving environment. New risk factors and uncertainties emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties, nor are they able to assess the impact of all of these risk on our business or the extent to which any risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements. Buda qualifies all of its forward-looking statements by these cautionary statements. See also “Risk Factors” described in the preliminary prospectus and in the final prospectus included in the Registration Statement.

The forward-looking statements included in the video is made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although Buda believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Buda nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Buda undertakes no obligation to update publicly any forward-looking statements for any reason after the date hereof to conform these statements to actual results or to changes in its expectations, except as may be required by law.

Buda has filed a registration statement (including a prospectus) with the SEC relating to its shares of common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Buda has filed with the SEC for more complete information about Buda and its shares of common stock. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

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